Exhibit 10.49

LEASE AND LEASE TERMINATION AGREEMENT

This Lease and Lease Termination Agreement ("Agreement") is entered into as of the 14th day of June 2000, by and between Metropolitan Life Insurance Company ("Landlord") and Pharmacyclics, Inc. ("Tenant").

Recitals:

A. Landlord's predecessor, New England Mutual Life Insurance Company, and Tenant entered into (i) that certain Lease Agreement (the "Lease") dated June 17 and 28,1993; (ii) that certain First Amendment to Lease Agreement (the "First Amendment") dated as of July 22, 1993; and (iii) that certain Second Amendment to Lease Agreement (the "Second Amendment") dated as of March 1, 1994, all pertaining to the lease of approximately 32,520 square feet of space located in the building at 995 Arques Avenue in Sunnyvale, California identified in the diagram attached hereto as exhibit "A" (the "Premises"). Landlord and Tenant entered into that certain Third Amendment to Lease Agreement (the "Third Amendment") dated as of June 14th, 2000. The Lease as amended by the First Amendment, the Second Amendment, and the Third Amendment is referred to herein as the "Existing Lease."

B. Landlord and Tenant desire to terminate the Existing Lease and to enter into a new lease for the Premises as more fully set forth in this Agreement.

Agreement:

Now, therefore, Landlord and Tenant hereby agree as follows:

1. Termination. Effective at 11:59 p.m. P.S.T. on April 30, 2000 (the "Termination Date"), the Existing Lease shall be terminated. Except as expressly provided in this Agreement, Landlord and Tenant shall have no obligations to one another under the Existing Lease arising out of circumstances and events occurring entirely after the Termination Date.

2. New Lease. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises (the "New Lease"). Except where inconsistent with this Agreement, the New Lease shall be on the same terms and conditions as the Existing Lease. Notwithstanding any provision to the contrary in the Existing Lease: (i) Tenant shall have no extension or expansion options under the New Lease; and (ii) Landlord has no and shall in the future have no obligation to construct any "build-out" or other improvements in or to the Premises. Tenant hereby accepts the Premises in its "as-is, with all faults" condition as of the date of this Agreement. Tenant further acknowledges and agrees that as of the date of this Agreement, Landlord has fully performed its obligations under the Existing Lease.

3. Term. The term of the New Lease shall be for forty-six (46) months commencing May, 2000, unless sooner terminated.

4. Monthly Installment. The Monthly Installment of rent due each month under the New Lease shall be as follows:

PERIOD	MONTHLY AMOUNT
May 1, 2000 through December 31, 2001	$30,894.00
January 1-31, 2002	$53,550.77
February 1, 2002 through January 31, 2003	$69,914.00
February 1, 2003 through December 31, 2003	$73,410.00
January 1, 2004 (through January 13, 2004)	$30,784.84

5. Security Deposit. The Security Deposit under the New Lease shall be Seventy Three Thousand Four Hundred Ten and No/100 Dollars ($73,410.00). At the time of the execution of this Agreement, Tenant shall deposit with Landlord the sum of Forty Thousand Eight hundred Ninety and No/100 Dollars ($40,890.00) toward the Security Deposit and Landlord shall credit Tenant with the Security Deposit held under the Existing Lease to make up the balance of the Security Deposit required under the New Lease.

In witness whereof, the parties have executed this Agreement as of the date first above written.

LANDLORD METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation By: /s/ Donald K. Devine Name: Donald K. Devine Title: VICE-PRESIDENT

TENANT PHARMACYCLICS, INC., a Delaware corporation By: /s/ Leiv Lea Name: Leiv Lea Title: V.P. FINANCE & ADMIN., CFO